Exhibit 10.1
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”) dated September 20, 2010 (the “Effective Date”) between Cogdell Spencer Inc., a Maryland corporation (the “Company”), with its principal place of business at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670, and Raymond William Braun, residing at the address set forth on the signature page hereof (the “Executive”).
WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept employment, on the terms set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Term. The Company employs the Executive, and the Executive accepts such employment, for an initial term commencing on the Effective Date and continuing through December 31, 2013 (the “Initial Term”), unless sooner terminated by the Company or the Executive pursuant to this Agreement. Unless the Board of Directors of the Company (the “Board,” including any appropriate committee of the Board who is authorized to act for a particular purpose in accordance with the Company’s ordinary procedures) or the Executive provides prior written notice of non-renewal at least 180 days prior the expiration of the Initial Term, this Agreement will automatically be renewed for an additional two-year period (the period during which the Executive is employed hereunder, including the Initial Term, is referred to as the “Term”).
2. Duties. The Executive shall faithfully perform the duties as President and Chief Executive Officer of the Company, as specified and designated from time to time by the Board. The Executive shall devote substantially all of his business time and effort to the performance of his duties pursuant to this Agreement. In addition, the Company agrees to nominate the Executive as a member of the Board in the ordinary course for so long as the Executive remains President and Chief Executive Officer of the Company. The Executive may engage in other business activities as approved in advance in writing by the Board.

3. Compensation.
3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $400,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. At least annually, the Board shall review the Executive’s Annual Salary and may provide for increases therein as it may determine in its sole discretion, based upon inflation, the Executive’s performance, comparable market salaries and other factors it deems relevant.
3.2 Bonus. The Executive will be eligible to receive a bonus of up to $100,000 for the period from the Effective Date until December 31, 2010 (the “2010 Bonus”), based upon the satisfactory achievement of specific performance measures established by the Compensation Committee of the Board (the “Compensation Committee”) with input from the Executive and approved by the Board no later than October 5, 2010. For each fiscal year during the Term following the 2010 fiscal year, the Executive will be eligible to receive an annual bonus (each, an “Annual Bonus”) of up to 100% of Annual Salary based upon the satisfaction of pre-established performance measures, each as determined by the Compensation Committee with input from the Executive and approved by the Board with respect to the year to which such bonus relates. The 2010 Bonus and any Annual Bonus earned shall be paid in the fiscal year following the fiscal year for which the bonuses are awarded, but in all events shall be paid no later than March 15 of the following fiscal year.
3.3 Benefits — In General. The Executive is entitled to participate in any group life, hospitalization or disability insurance plans, health programs, equity-based plans, retirement plans, fringe benefit programs and similar benefits as are available to other senior executives of the Company generally (the “Benefit Plans”). The Executive will participate on the same terms as other executives to the extent the Executive is eligible and subject to the terms of the Benefit Plans.

3.4. Certain Specific Benefits.
(a) The Executive will be entitled to 20 business days vacation per calendar year for each year during the Term following the 2010 year.
(b) The Executive will relocate his primary residence to the Charlotte, North Carolina area on or before September 19, 2011. The Company will reimburse the Executive in an amount up to $75,000 for expenses reasonably incurred in connection with the Executive’s relocation to the Charlotte, North Carolina area; provided that the Executive complies with the Company’s policies regarding expense reimbursement.
3.5 Stock Purchase/Company Match Stock Award.
(a) On the Effective Date, the Executive agrees to purchase from the Company shares of the Company’s common stock (“Common Stock”) in an amount equal to no less than $500,000, which purchase will be settled by the Company within five business days thereafter. In connection with such purchase, the Executive will deliver to the Company (1) written notice indicating his intent to purchase such shares and the aggregate value of such purchase and (2) a certified or cashiers check made out to the Company for the aggregate purchase price for such shares of Common Stock. The purchase price per share of Common Stock will be the average of the closing price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding (but excluding) the Effective Date (the “Per Share Purchase Price”).
(b) Within five days of the Effective Date, the Company will grant the Executive under the Company’s Long Term Incentive Compensation Plan an award of restricted shares of Common Stock (“Restricted Stock”) in an amount equal to $500,000 in Common Stock, rounded to the nearest whole share (the “Company Match Stock Award”). The per share price for purposes of the grant will be equal to the Per Share Purchase Price. The Executive will be entitled to all dividends on the Restricted Stock under the Company Match Stock Award (unless any shares are forfeited). Subject to the terms of the Company Match Stock Award and this Agreement, the Executive will forfeit the Company Match Stock Award under the following conditions: 100% of the Restricted Stock granted under the Company Match Stock Award if, on or before December 31, 2013, (i) there is a termination of the Executive’s employment by the Company for Cause (in accordance with Section 5.1) or by the Executive for any reason (in accordance with Section 5.2) or (ii) the Executive sells or disposes of for any reason any shares of Common Stock purchased pursuant to Section 3.5(a) above. The Board may at its sole discretion permit, but is not required to permit, the Executive to sell some or all of his Common Stock purchased pursuant to Section 3.5(a) if such request is submitted in writing by the Executive.

3.6 Long-Term Incentive Compensation. Within five days of the Effective Date, the Company will grant the Executive as of the Effective Date an award of Restricted Stock equal to $3,000,000 under the Company’s Long Term Incentive Compensation Plan, the vesting of which will be subject to the satisfaction of pre-established performance goals/measures that must be satisfied or exceeded by the Executive by December 31, 2013 (the “Performance Award”). The per share price for purposes of the grant will be equal to the Per Share Purchase Price. During the Term, the Executive will be entitled to receive all dividends on the Restricted Stock (not otherwise forfeited) under the Performance Award. If such performance goals/measures are not satisfied as of December 31, 2013, then, as of such date, the Performance Award shall be automatically and without notice or payment of any consideration by the Company terminate and be forfeited by the Executive. The parties hereto agree that the Compensation Committee will establish by mutual agreement with the Executive, and subject to approval by the Board, such performance goals/measures on or about December 31, 2010.
3.7 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive in the performance of the Executive’s services under this Agreement. The Executive shall comply with the Company’s policies regarding expense reimbursement generally.

4. Termination upon Death or Disability. If the Executive dies during the Term, this Agreement shall terminate as of the date of death, and the obligations of the Company to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive, by virtue of ill health or other disability, is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (i) Annual Salary earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (ii) 100% of the Annual Bonus potential for the year of termination, paid at the time that the Annual Bonus would otherwise be paid in accordance with Section 3.2 hereof. Upon a termination of employment due to death or disability, the Executive will forfeit the Company Match Stock Award and the Performance Award and, except as otherwise required under applicable law, the Executive (or, in the event of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits under this Agreement.
5. Certain Terminations of Employment.
5.1 Termination by the Company for Cause.
(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i) conviction of, or formal admission to, a felony;
(ii) after notice and demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, failure to adhere to the directions of the Board, or to adhere to the Company’s policies and practices, or willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability);
(iii) engagement in activities that are to the material detriment of the Company; or engagement in willful or gross neglect, fraud, misappropriation or embezzlement;
(iv) breach of any of the provisions of Section 6; or
(v) breach in any other material respect the terms and of this Agreement (except for Section 6) and failure to cure such breach within 30 days following written notice from the Company specifying such breach.

(b) The Company may terminate the Executive for Cause upon written notice given to the Executive at any time following the occurrence of a Cause event. Notwithstanding the foregoing, no termination for Cause shall be effective unless the Board provides written notice to the Executive that there may be grounds to terminate the Executive for Cause and the Executive has been provided with the opportunity (with counsel of his choice) to present to the Board his position with respect to the potential grounds for termination for Cause. Notice from the Board shall provide the potential grounds for termination and the date of such meeting, which date shall be no less than 14 days and no more than 30 days after issuance of such notice and shall be held at the Company’s offices in Charlotte, North Carolina. If, after the earlier of the (i) meeting referred to above and (ii) notice from the Executive that he does not intend to present to the Board at such meeting, the Board determines that the Company has proper grounds to terminate the Executive for Cause, then within five business days of the meeting of the Board, the Company may serve written notice on the Executive that his employment is being terminated for Cause. After the meeting with the Board, there shall be no further internal appeals to dispute the Company’s determination of Cause. The Company may suspend or reduce the Executive’s duties pending such meeting of the Board and such suspension will not be deemed to be a termination of employment under Section 5.2.
(c) If the Company terminates the Executive’s employment for Cause, the Executive shall (i) receive Annual Salary earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) forfeit the Company Match Stock Award; and (iii) forfeit the Performance Award; and (iv) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder (including, without limitation, any right to payment of an Annual Bonus, other than a bonus that has been determined by the Board to be payable prior to the date of termination.)

5.2 Termination by the Executive. The Executive may terminate his employment at any time for any reason or no reason on at least 90 days’ prior written notice given to the Company, or such lesser time to the extent agreed in writing by the Company. Upon a termination of employment by the Executive, the Executive shall (i) receive Annual Salary earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) forfeit the Company Match Stock Award; (iii) forfeit the Performance Award; and (iv) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder (including, without limitation, any right to payment of an Annual Bonus, other than a bonus that has been determined by the Board to be payable prior to the date of termination.)
5.3 Termination by the Company without Cause.
(a) The Company may terminate the Executive’s employment at any time for any reason or no reason. If the Company terminates the Executive’s employment without Cause, (i) the Executive shall receive (A) Annual Salary earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment) and (B) in a lump sum payment (subject to Section 7.16 of this Agreement), an amount equal to his then Annual Salary, payable within 30 days following the Executive’s termination of employment; (ii) the Executive shall receive a pro-rata (based on the number of days employed in the fiscal year of termination) maximum potential Annual Bonus for the fiscal year in which his termination occurs in accordance with Section 3.2 hereof; (iii) (A) on or prior to December 31, 2011, then 33.33% of the Company Match Stock Award (to the extent not previously forfeited) shall become free of all restrictions (i.e., fully vest); (B) between January 1, 2012 and December 31, 2012, then 66.67% of the Company Match Stock Award (to the extent not previously forfeited) shall become free of all restrictions (i.e., fully vest); and (C) between January 1, 2013 and December 31, 2013, then 100% of the Company Match Stock Award (to the extent not previously forfeited) shall become free of all restrictions (i.e., fully vest); (iv) (A) on or prior to December 31, 2011, a number of shares of Restricted Stock equal to $562,500 on the grant date under the Performance Award shall immediately become vested, and up to an additional number of shares of Restricted Stock equal to $187,500 at the grant date may become vested as determined by the Board based upon the Board’s evaluation of the Executive’s progress towards the achievement of performance goals/measures under the Performance Award as of his date of termination; (B) between January 1, 2012 and December 31, 2012, a number of shares of Restricted Stock equal to $750,000 on the grant date under the Performance Award shall immediately become vested, and up to an additional number of shares of Restricted Stock equal to $750,000 at the grant date may become vested as determined by the Board based upon the Board’s evaluation of the Executive’s progress towards the achievement of performance goals/measures under the Performance Award as of his date of termination; and (C) between January 1, 2013 and December 31, 2013, a number of shares of Restricted Stock equal to $750,000 on the grant date under the Performance Award shall immediately become vested, and up to an additional number of shares of Restricted Stock equal to $2,250,000 at the grant date may become vested as determined by the Board based upon the Board’s evaluation of the Executive’s progress towards the achievement of performance goals/measures under the Performance Award as of his date of termination; (v) for a period of 12 months after termination of employment such continuing health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); and (vi) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits after the termination of employment.
(b) Notwithstanding Section 5.3(a)(v) above, (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in Section 5.3(a)(v) from time to time in its sole discretion, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by Section 5.3(a)(v) after such time as Executive becomes entitled to receive benefits of the same or similar type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(c) Non-renewal of this Agreement by the Company beyond the Initial Term (in accordance with Section 1 above) or expiration of the then current Term will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the provisions of this Section 5.3 will not apply with respect to such termination.
5.4 Change in Control.
(a) Upon a “Change in Control” of the Company (as defined below) during the Term, the Restricted Stock under the Company Match Stock Award and under the Performance Award (each as granted under Sections 3.5 and 3.6 above, respectively) shall thereupon become free of all restrictions (i.e., fully vest).
(b) Upon a Change in Control of any subsidiary of the Company while the Executive is employed by the Company, the Company may, in its sole discretion, modify the performance measures established for the Performance Award to reflect such Change in Control.
(c) For purposes of this Agreement, “Change in Control” shall have the same meaning as in the Company’s 2010 Long Term Incentive Compensation Plan (or any successor plan thereof).
6. Covenants of the Executive.
6.1 Executive Acknowledgements and Agreements. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the ownership, operation, design, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the United States (such business and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the

Executive’s work for the Company will give him access to the confidential affairs and proprietary information of the Company; (v) the agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement, but for the agreements set forth in this Section 6. Accordingly, the Executive agrees that:
(a) By and in consideration of the employment of the Executive and the salary and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company, during the period commencing on the Effective Date and ending one year following the date upon which the Executive ceases to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in any element of the Business, in competition with the Company or its affiliates for any entity or person that competes with the Company or its affiliates in the Restricted Territory (as defined below); (ii) render any services to any person, corporation, partnership or other entity engaged in competition with the Company or its affiliates in the Restricted Territory if such services are the same or substantially similar to the services performed by the Executive on behalf of the Company; or (iii) provide financial assistance to or otherwise obtain an ownership interest in a competitor of the Company or its affiliates; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity. For purposes of this Agreement, the “Restricted Territory” shall mean: (i) North Carolina; (ii) South Carolina; (iii) Kentucky;(iv) Georgia; (v) Louisiana; (vi) Florida; (vii) Tennessee; (viii) Illinois; (ix) Indiana; (x) Mississippi; (xi) Wisconsin and(xii) any other state in the United States in which the Company is actively conducting its business.

(b) At all times during and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.
(c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof; (ii) hire (on behalf of the Executive or any other person or entity) any then current employee or independent contractor of the Company or any of Company’s affiliates for the purpose of engaging in the Business; or (iii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor of the Company or any of Company’s affiliates who has left the employment or other service of the Company or any of its affiliates within the six-month period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates for the purpose of engaging in the Business.
(d) From the date hereof through the end of the Restricted Period, the Executive will not, within the Restricted Territory, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationships with, or endeavor to entice away from the Company or any of its affiliates, any person who during the 12-month period prior to the Executive’s termination is or was a customer or client of the Company or any of its affiliates.
(e) The Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

6.2 Rights and Remedies upon Breach.
(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants.
(b) The Executive agrees that the Restrictive Covenants are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent Executive from obtaining gainful employment should his employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
7. Other Provisions.
7.1 Return of Property. All memoranda, notes, lists, records, property, e-mails and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request; and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

7.2 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
7.3 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
7.4 Enforceability; Jurisdiction; Arbitration.
(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 above upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2 above) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Charlotte, North Carolina in accordance with North Carolina law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or received by express mail as follows:
(i)	If to the Company, to:

Cogdell Spencer Inc. 4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina 28209-4670 Attention: Richard Neugent Attention: Chris Lee

with a copy to:

Clifford Chance US LLP 31 West 52 Street New York, New York 10019 Attention: Jay Bernstein

(ii)	If to the Executive, to:

Ray Braun
Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA.
7.9 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.
7.10 Withholding. The Company may withhold from any payments or deemed payments any amount of tax withholding required by law.
7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.
7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.1, 7.4 and 7.10 above, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.1, 7.4 and 7.10 above), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16 Section 409A Compliance.  Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code (“Section 409A”), are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the Effective Date.

COGDELL SPENCER INC.
By:	/s/ Charles M. Handy
	Name:	Charles M. Handy
	Title:	Chief Financial Officer
EXECUTIVE
/s/ Raymond William Braun
Raymond William Braun

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